CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-117423) and in the related Prospectus, of Eurasia Energy Limited (formerly Pacific Alliance Ventures Ltd.) (an exploration stage company) of our report dated March 22, 2006, on our audit of the balance sheet of Eurasia Energy Limited as of December 31, 2005, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2005 and 2004, and for the period from November 28, 2005 (the effective date of the exploration stage) through December 31, 2005.  We also consent to the reference to our Firm under the caption “Interests of Named Experts and Counsel” in the Prospectus.

Our report, dated March 22, 2006, contains an explanatory paragraph that states that Eurasia Energy Limited has not generated positive cash flows from operations and has an accumulated deficit at December 31, 2005.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PETERSON SULLIVAN PLLC

April 24, 2006

Seattle, Washington